Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

PEABODY AND UMWA REACH CONSENSUAL AGREEMENT ON NEW LABOR CONTRACT

ST. LOUIS, September 27, 2021 – Peabody (NYSE: BTU) today announced the ratification of a new collective bargaining agreement by the union representing the company’s hourly workers at its Shoal Creek mine.

“Peabody is pleased to have reached an agreement with our Shoal Creek mine employees that we believe is beneficial for all stakeholders, allowing the mine to operate safely and efficiently”, said Marc Hathhorn, President of Peabody’s Australian and seaborne mining operations. “We appreciate the cooperation of the UMWA leadership and our Shoal Creek employees in reaching an agreement.”

About Peabody

Peabody (NYSE: BTU) is a leading coal producer, providing essential products to fuel baseload electricity for emerging and developed countries and create the steel needed to build foundational infrastructure. Our commitment to sustainability underpins our activities today and helps to shape our strategy for the future. For further information, visit PeabodyEnergy.com.

Contact:
Alice Tharenos
314.342.7890

Forward-looking Statements

This press release contains forward-looking statements within the meaning of the securities laws. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words or variation of words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "projects," "forecasts," "targets," "would," "will," "should," "goal," "could" or "may" or other similar expressions. Forward-looking statements provide management's current expectations or predictions of future conditions, events or results. All statements that address operating performance, events, or developments that Peabody expects will occur in the future are forward-looking statements. They may also include estimates of sales targets, cost savings, capital expenditures, other expense items, actions relating to strategic initiatives, demand for the company's products, liquidity, capital structure, market share, industry volume, other financial items, descriptions of management's plans or objectives for future operations and descriptions of assumptions underlying any of the above. All forward-looking statements speak only as of the date they are made and reflect Peabody's good faith beliefs, assumptions and expectations, but they are not guarantees of future performance or events. Furthermore, Peabody disclaims any obligation to publicly update or revise any forward-looking statement, except as required by law. By their nature, forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Factors that might cause such differences include, but are not limited to, a variety of economic, competitive and regulatory factors, many of which are beyond

Peabody's control, including the ongoing impact of the COVID-19 pandemic and factors that are described in Peabody's Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2020 and Peabody’s Quarterly Report on Form 10-Q for the three months ended March 31, 2021, and other factors that Peabody may describe from time to time in other filings with the SEC. You may get such filings for free at Peabody's website at www.peabodyenergy.com. You should understand that it is not possible to predict or identify all such factors and, consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.